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Exhibit (3)(i)

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ROCKWOOD HOLDINGS, INC.

        Rockwood Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter the "Corporation"), hereby certifies as follows:

        1.     The name of the Corporation is Rockwood Holdings, Inc. The Corporation was originally incorporated under the name "K-L Holdings, Inc." The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 19, 2000, was amended and restated on November 20, 2000, and was amended on January 17, 2001, February 26, 2002, July 22, 2003, July 29, 2004 and July 18, 2005 (pursuant to which the Corporation effected a 34.22553019:1 stock split with respect to its Common Stock).

        2.     This Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors of the Corporation (the "Board of Directors") and by the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, as amended ("DGCL"), and amends and restates the provision of the existing Certificate of Incorporation.

        3.     The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE FIRST: NAME.

        The name of the corporation is Rockwood Holdings, Inc. (the "Corporation").

ARTICLE SECOND: REGISTERED OFFICE.

        The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD: PURPOSE.

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOURTH: CAPITAL STOCK.

        Section 1.    Authorized Capital Stock.    The total number of shares of capital stock which the Corporation has authority to issue is 450,000,000 shares, consisting of (i) 400,000,000 shares of Common Stock, par value $.01 per share and (ii) 50,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). The number of authorized shares of any of the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

        Each holder of record of Common Stock shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. In the election of directors, stockholders shall be entitled to cast for any one candidate no greater number of votes than the number of shares held by such stockholder; no stockholder shall be entitled to cumulate votes on behalf of any candidate. Except as otherwise required by law, holders of record of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated

Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

        The Preferred Stock may be issued from time to time in one or more series, each with such distinctive designation as may be stated in a resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors or a duly authorized committee thereof. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of this Article Fourth, for each such series the number of shares constituting such series and the designation and powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors or a duly authorized committee thereof under the DGCL.

ARTICLE FIFTH: ACTION OF STOCKHOLDERS BY WRITTEN CONSENT.

        Any action required or permitted to be taken by any stockholders may be taken by the written consent or consents of such stockholders at such times as affiliates of Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking III, Inc. (such affiliates collectively, the "Sponsors") own in the aggregate at least a majority of the outstanding voting stock of the Corporation and at all other times, the stockholders of the Corporation shall not be permitted to take action by written consent.

ARTICLE SIXTH: BYLAWS.

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation and without limiting the immediately preceding sentence, the affirmative vote of the holders of at least 80 percent in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal the bylaws.

ARTICLE SEVENTH: DIRECTORS.

        Section 1.    Composition.    The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors and not more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors. The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be originally elected for a term expiring at the succeeding annual meeting of stockholders, Class II directors shall be originally elected for a term expiring at the second succeeding annual meeting of stockholders, and Class III directors shall be originally elected for a term expiring at the third succeeding annual meeting of stockholders. Successors to the class of directors whose term expires at any annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

        Section 2.    Vacancies.    Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, except to the extent otherwise provided by the Stockholders Agreement dated as of July 29, 2004, as amended from time to time, among the Corporation and the Sponsors (the "Stockholders Agreement"), in which case the terms of the Stockholders Agreement shall govern the filling of such newly created director position or vacancy. If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80 percent of the voting power of all shares of the Corporation entitled to vote generally in the election of directors voting as a single class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

        Section 3.    Removal of Directors.    Unless otherwise provided by the Stockholders Agreement, directors may be removed only for cause, and only by the affirmative vote of holders of at least a majority in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting as a single class; provided, however, if at any time the Sponsors no longer are the beneficial owners of at least a majority in voting power of all shares entitled to vote in the election of directors, then, any director may be removed only for cause by the affirmative vote of holders of at least 80 percent in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting as a single class.

        Section 4.    Voting Rights of Preferred Stock.    Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article unless expressly provided by such terms.

ARTICLE EIGHTH: LIMITED LIABILITY OF DIRECTORS;
INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

        Section 1.    Limitation on Liability of Directors.    Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

        Section 2.    Right of Directors, Officers and Employees to Indemnity from the Corporation.    The Corporation shall indemnify, in a manner and to the fullest extent permitted by the DGCL, each person who is or was a party to or subject to, or is threatened to be made a party to or to be the subject of, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (including any legislative or self-regulatory proceeding), by reason of the fact that he or she is or was, or had agreed to become or is alleged to have been, a director, officer or employee of the Corporation or is or was serving, or had agreed to serve or is alleged to have served, at the request of or to further the interests of the Corporation as a director, officer, employee, manager, partner or trustee of, or in a similar capacity for, another corporation or any limited liability company, partnership, joint venture, trust or other enterprise, including any employee benefit plan of the Corporation or of any of its affiliates and any charitable or not-for-profit enterprise (any such person being sometimes referred to hereafter as an "Indemnitee"), or by reason of any action taken or omitted or alleged to have been taken or omitted by an Indemnitee in any such capacity, against, in the case of any action, suit or proceeding other than an action or suit by or in the right of the Corporation, all expenses (including court costs and attorneys' fees) and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf and all judgments, damages, fines, penalties and other liabilities actually sustained by him or her in connection with such action, suit or proceeding and any appeal therefrom and, in the case of an action or suit by or in the right of the Corporation, against all expenses and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, without reasonable cause to believe that his or her conduct was unlawful; provided, however, that in an action by or in the right of the Corporation, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless, and then only to the extent that, the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity against such expenses or amounts paid in settlement as the Court of Chancery of Delaware or such other court shall deem proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, without reasonable cause to believe that his or her conduct was unlawful. With respect to service by an Indemnitee on behalf of any employee benefit plan of the Corporation or any of its affiliates, action in good faith in what the Indemnitee reasonably believed to be the best interest of the beneficiaries of the plan shall be considered to be in or not opposed to the best interests of the Corporation. The Corporation shall indemnify an Indemnitee for expenses (including attorneys' fees) reasonably incurred by the Indemnitee in connection with a proceeding successfully establishing his or her right to indemnification, in whole or in part, pursuant to this Article. However, notwithstanding anything to the contrary in this Article, the Corporation shall not be required to indemnify an Indemnitee against expenses incurred in connection with a proceeding (or part thereof) initiated by the Indemnitee against the Corporation or any other person who is an Indemnitee unless the initiation of the proceeding was approved by the Board of Directors of the Corporation, which approval shall not be unreasonably withheld.

        Section 3.    Advancement of Expenses.    Subject to the provisions of the last sentence of Section 2 of this Article, the Corporation shall, in advance of the final disposition of the matter, pay or promptly reimburse a director or officer for any expenses (including attorneys' fees and disbursements and court costs) reasonably incurred by such director or officer in investigating and defending or responding to any action, suit, proceeding or investigation referred to in Section 2 of this Article in which the director or officer has been named as a defendant, respondent or target, and any appeal therefrom; provided, however, that the payment of such expenses incurred by a director or officer in advance of the final disposition of such a matter shall be made only upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that the director or officer is not entitled to be indemnified by the Corporation against such expenses as provided by this Article. Such undertaking shall be accepted by the Corporation without reference to the financial ability of the director or officer to make such repayment.

        Section 4.    Procedural Matters.    The right to indemnification and advancement of expenses provided by this Article shall continue as to any person who formerly was a director, officer or employee (if applicable) of the Corporation in respect of acts or omissions occurring or alleged to have occurred while he or she was an officer, director or employee of the Corporation and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitees. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. The Corporation may, by provisions in its bylaws or by agreement with one or more Indemnitees, establish procedures for the application of the foregoing provisions of this Article, including a provision defining terms used in this Article. The right of an Indemnitee to indemnification or advances as granted by this Article shall be a contractual obligation of the Corporation and, as such, shall be enforceable by the Indemnitee in any court of competent jurisdiction.

        Section 5.    Amendment.    No amendment or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment or repeal.

        Section 6.    Other Rights to Indemnity.    The right to indemnification and advancement of expenses provided by this Article shall not be exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement, vote of stockholders or action of the Board of Directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office for the Corporation, and nothing contained in this Article shall be deemed to prohibit the Corporation from entering into agreements with Indemnitees providing indemnification rights and procedures different from those set forth in this Article.

        Section 7.    Other Indemnification and Advancement of Expenses.    In addition to indemnification by the Corporation of Indemnitees and advancement of expenses by the Corporation to those Indemnitees entitled thereto as permitted by the foregoing provisions of this Article, the Corporation may, in a manner and to the fullest extent permitted by law, indemnify Indemnitees and advance expenses to those Indemitees entitled thereto, in each case as may be authorized by the Board of Directors, and any rights to indemnity or advancement of expenses granted to such persons may be equivalent to, or greater or less than, those provided to Indemintees by this Article.

        Section 8.    Insurance.    The Corporation may purchase and maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or of another corporation or a limited liability company, partnership, joint venture, trust or other enterprise (including any employee benefit plan) in which the Corporation has an interest against any expense, liability or loss incurred by the Corporation or such person in his or her capacity as such, or arising out of his or her status as such, whether or not the Corporation would have the power to or is obligated to indemnify such person against such expense, liability or loss.

ARTICLE NINTH: MEETINGS OF THE STOCKHOLDERS.

        Meetings of stockholders may be held within or outside the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless and to the extent the bylaws of the Corporation so provide.

ARTICLE TENTH: AMENDMENT OF THIS CERTIFICATE OF INCORPORATION.

        Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting as a single class, shall be required to amend or repeal Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH or Article TENTH or to adopt any provision inconsistent therewith.

        IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation is hereby signed and attested to on behalf of the Corporation on this 22 day of August, 2005.

/s/ Michael W. Valente
Name:	Michael W. Valente
Title:	Assistant Secretary

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ROCKWOOD HOLDINGS, INC.
ARTICLE FIRST: NAME.
ARTICLE SECOND: REGISTERED OFFICE.
ARTICLE THIRD: PURPOSE.
ARTICLE FOURTH: CAPITAL STOCK.
ARTICLE FIFTH: ACTION OF STOCKHOLDERS BY WRITTEN CONSENT.
ARTICLE SIXTH: BYLAWS.
ARTICLE SEVENTH: DIRECTORS.
ARTICLE EIGHTH: LIMITED LIABILITY OF DIRECTORS; INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.
ARTICLE NINTH: MEETINGS OF THE STOCKHOLDERS.
ARTICLE TENTH: AMENDMENT OF THIS CERTIFICATE OF INCORPORATION.